Exhibit 23.2

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Azure Holding Group Corp. on Form S-1/A of my Report of Independent Registered Public Accounting Firm, dated October 2, 2012 on the balance sheet of Azure Holding Group Corp. as at August 31, 2012, and the related statements of operations, stockholders' equity, and cash flows for the period from April 17, 2012 (date of inception) through August 31, 2012.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Aurora, Colorado November 28, 2012	RONALD R. CHADWICK, P.C. Ronald R. Chadwick, P.C.